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                                                                    EXHIBIT 99.1


For further information contact
John S. Weatherly, CFO   1-800-451-1294

                              FOR IMMEDIATE RELEASE

         CALLON PETROLEUM COMPANY ANNOUNCES
         CLOSING OF $100 MILLION SENIOR NOTES

         Natchez, MS (December 8, 2003)--Callon Petroleum Company (NYSE: CPE / CPE.PrA) announced today that it sold $100 million of senior unsecured notes in a private placement. The seven-year notes will carry a coupon rate of 9.75% with a maturity on December 5, 2010.

         The company also announced that it called for redemption its 10.125% Senior Subordinated Notes due 2004 and its 10.25% Senior Subordinated Notes due 2004. Callon will initially apply the balance of the proceeds from the issuance of notes to reduce the balance outstanding under its senior secured revolving credit facility.

         "This note issuance provides us not only with a financing solution for our 2004 maturities but also offers a tremendous amount of flexibility in refinancing our other indebtedness," explains Fred Callon, president. "In conjunction with the start up of our deepwater production from the Medusa and Habanero fields, 2004 cash flow, when combined with this financing, will allow us to fund our 2004 capital expenditure budget, refinance our 2004 maturities and reduce other outstanding debt."

         In addition to the senior unsecured notes, Callon issued detachable warrants to purchase 1.5 million shares of its common stock at an exercise price of $10 per share.

         The notes will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an exemption from such registration requirements.

         Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

         This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include those related to our future capital needs, future capital availability, and the timing and success of future development operations. These forward-looking statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Such factors include prices of oil and gas, inaccuracies in predicting the timing of future operations, possible cost overruns, operational risks and other risks. These factors are discussed at length in Callon's annual report on Form 10-K for fiscal year 2002 filed with the SEC.

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